Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Fourth-Quarter and

Full-Year 2009 Results

•	Fourth-Quarter Revenue Reaches $821 Million, with Net Income Increasing More Than 100% to $108 Million, or $0.82 Per Diluted Share

•	Full-Year Revenues Reach $2.34 Billion, with Net Income of $205 Million, or $1.63 Per Diluted Share

•	Ends Year with $503 Million in Cash and Equivalents

CLEVELAND—Feb. 17, 2010—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported fourth-quarter and full-year results for the periods ended Dec. 31, 2009. Full-year revenues of $2.34 billion decreased 35% from the previous year. The decrease was attributed to lower year-over-year demand and pricing for steelmaking raw materials due to the global economic crisis and recessionary environment in some of the Company’s markets. Net income attributable to Cliffs shareholders for the year was $205.1 million, or $1.63 per diluted share, compared with $515.8 million, or $4.76 per diluted share, in 2008. The Company ended the year with $503 million in cash and equivalents.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “Despite an extremely challenging environment through most of 2009, Cliffs achieved strong financial and strategic performances, delivering respectable earnings and ending the year in a position of strength. This was the result of exceptional execution by our management team, whose experience and professionalism allowed them to recognize 2009’s challenges and opportunities – and act to position the Company to benefit from each.”

Other 2009 Highlights

In 2009, Cliffs completed a number of significant corporate development and operational achievements, each implemented to advance its strategy of achieving scale in the mining industry and exposure to the world’s largest and fastest growing steel markets. These included:

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

•	Successfully managing each of its businesses to match production with the demands of a dynamic and changing market environment, characterized by extremes;

•	A year of record volume in Asia Pacific Iron Ore and the repositioning of this business under the Cliffs Natural Resources corporate name and identity;

•	The recent addition of Cliffs to Standard & Poor’s S&P 500 Index;

•	Reaching an agreement to acquire the remaining 73% interest in Wabush Mines;

•	A successful bid to acquire Freewest Resources (TSX-V: FWR) and its anticipated world-class chromite deposits in Ontario, Canada;

•	Publishing the Company’s first Sustainable Development Report under the internationally recognized Global Reporting Initiative framework;

•	A successful equity offering of 17.25 million Cliffs Natural Resources shares, resulting in $347 million of net proceeds;

•

Establishing the Cliffs Natural Resources Global Exploration Group (GEG), a small team of professional geologists with the mandate to form partnerships with junior mining and exploration companies with prospects for commercially viable projects; and

•	The April 2009 listing of Cliffs Natural Resources on the Professional Compartment of NYSE Euronext Paris.

Fourth-Quarter Consolidated Results

Consolidated fourth-quarter revenues were $820.5 million, a decrease of 10% compared with $916.3 million in the same quarter last year. The decrease for the quarter was driven primarily by lower year-over-year pricing in each of the Company’s businesses, somewhat offset by higher sales volumes in Cliffs’ Asia Pacific businesses.

In the fourth quarter, Cliffs’ sales margin declined 39% to $175.0 million, from $285.9 million in the same period of 2008. This decrease was also primarily the result of lower year-over-year pricing, offset partially by strong cost-control efforts, in each of the Company’s business segments.

Consolidated operating income for the fourth quarter increased 6% to $155.6 million, from $147.3 million in the 2008 fourth quarter. Cliffs indicated its 2009 fourth-quarter operating income benefited from an $11.7 million gain on the sale of a non-core asset in Australia, while 2008 fourth-quarter operating income was negatively impacted by $90.1 million in costs related to a terminated merger agreement. Selling, general and administrative (SG&A) expenses declined 26% to $37.1 million during the quarter, reflecting lower year-over-year variable compensation, management salary reductions and other cost-reduction initiatives.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Fourth-quarter 2009 net income increased 101% to $108.2 million, or $0.82 per diluted share, from $53.9 million, or $0.47 per diluted share, in 2008. Cliffs noted that fourth-quarter 2009 net income was impacted by the $11.7 million pre-tax gain referenced above.

Cliffs also said its fourth-quarter 2008 net income included approximately $209.1 million pre-tax, or $1.43 per diluted share, of non-recurring items, including:

•	The $90.1 million pre-tax impact from terminated merger costs, referenced above;

•	$93.9 million pre-tax of negative mark-to-market adjustments related to currency hedging; and,

•	$25.1 million pre-tax related to the impairment of investment securities in two junior mining and exploration companies.

As a result of these items, fourth-quarter 2008 also included an income tax benefit of $29.4 million, compared with an income tax expense of $35.4 million in 2009.

North American Iron Ore

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008

North American Iron Ore Sales (Long Tons) - In Thousands	6,565	6,512	16,418	22,691

Sales Margin - In Millions
Revenues from product sales and services	$568.5	$636.1	$1,447.8	$2,369.6
Cost of goods sold and operating expenses	401.1	428.3	1,172.3	1,565.3

Sales margin	$167.4	$207.8	$275.5	$804.3

Sales Margin - Per Ton
Revenues from product sales and services*	$81.39	$89.14	$82.48	$92.56
Cash cost**	53.10	52.99	61.17	54.21
Depreciation, depletion and amortization	2.79	4.24	4.53	2.91

Cost of goods sold and operating expenses*	55.89	57.23	65.70	57.12

Sales margin	$25.50	$31.91	$16.78	$35.44

*	Excludes revenues and expenses related to freight and reimbursements, which are offsetting and have no impact on operating results
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

Fourth-quarter 2009 North American Iron Ore pellet sales volume was 6.6 million tons, a 1% increase from the 6.5 million tons sold in the fourth quarter of 2008.

North American Iron Ore revenue per ton was $81.39 during the fourth quarter, down 9% from the comparable quarter in 2008. The decrease was driven by lower year-over-year prices for iron ore and steel. Cost per ton of $55.89 was down 2% from the year-ago quarter.

For the full year, pellet sales volume totaled 16.4 million tons, which was down from last year’s record 22.7 million tons. Revenue per ton decreased 11% to $82.48 for the year. Cliffs noted

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

that, as a result of its long-term, formula-based pricing contracts in North America, its 2009 price decrease of 11% favorably compares to the 48% decrease in the 2009 seaborne price settlement for iron ore blast furnace pellets. Full-year cost per ton in the North American Iron Ore segment was $65.70, up 15% from 2008. The increase is primarily related to lower leverage over fixed costs as the result of lower volume in 2009 compared with 2008, as well as higher labor rates. This was somewhat offset by cost-reduction efforts throughout the year, which included the deferral of certain maintenance activities to 2010.

North American Iron Ore Production

	(In millions) (1)
	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
Total North American Iron Ore Mine Production	6.1	8.0	19.6	35.2

Cliffs Natural Resources Production Share	6.0	5.3	17.1	22.9

(1)	Long tons of pellets of 2,240 pounds

Cliffs’ equity share of its total North American Iron Ore mine production was 6.0 million tons in the fourth quarter and 17.1 million tons for the year. Due to lower partner demand, Cliffs acquired 1.6 million tons produced at Tilden and Wabush from its mine partners at variable cost. As a result, these tons were available to Cliffs to sell and are included in its production share above.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008

North American Coal Sales (Short Tons) - In Thousands	748	773	1,874	3,241

Sales Margin - In Millions
Revenues from product sales and services	$82.0	$88.3	$207.2	$346.3
Cost of goods sold and operating expenses	90.5	95.9	279.1	392.7

Sales margin	$(8.5)	$(7.6)	$(71.9)	$(46.4)

Sales Margin - Per Ton
Revenues from product sales and services*	$90.64	$100.78	$93.44	$92.97
Cash cost**	86.90	95.47	111.42	91.39
Depreciation, depletion and amortization	15.11	15.14	20.38	15.89

Cost of goods sold and operating expenses*	102.01	110.61	131.80	107.28

Sales margin	$(11.37)	$(9.83)	$(38.36)	$(14.31)

*	Excludes revenues and expenses related to freight, which is offsetting and have no impact on operating results
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

For the fourth quarter, metallurgical coal sales volume was 748,000 tons, with average revenue per ton of $90.64. This compares with sales volume of 773,000 short tons in the fourth quarter of 2008 and average revenue per ton of $100.78. The decrease in revenue per ton was the result of a weak market for metallurgical coal throughout 2009 in North America and Europe, as well as a number of test shipments sold to customers in Asia at lower than full year average pricing.

Cost per ton for the fourth quarter was $102.01, down 8% from the year-ago period on 3% less sales volume. The 8% decrease in cost per ton is the result of efforts in 2009 to reduce costs at Cliffs’ North American coal mines.

The net effect of the above factors was a fourth-quarter loss of $8.5 million at the sales margin level, compared with a sales-margin loss of $7.6 million in last year’s fourth quarter.

For the full year, sales volume totaled 1.9 million tons. Revenue per ton was virtually flat with the prior year at $93.44, with cost per ton of $131.80. Costs throughout 2009 were impacted by low fixed-cost leverage.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Coal Production

	(In thousands) (1)
	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
Total North American Coal Mine Production	729	923	1,741	3,468

(1)	Short tons of coal of 2,000 pounds

Cliffs produced 729,000 short tons of metallurgical coal in the fourth quarter and 1.7 million tons for the full year.

Asia Pacific Iron Ore

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008

Asia Pacific Iron Ore Sales (Tonnes) - In Thousands	2,121	1,747	8,512	7,800

Sales Margin - In Millions
Revenues from product sales and services	$136.7	$151.4	$542.1	$769.8
Cost of goods sold and operating expenses	116.9	84.8	454.9	421.2

Sales margin	$19.8	$66.6	$87.2	$348.6

Sales Margin - Per Tonne
Revenues from product sales and services	$64.45	$86.71	$63.69	$98.69
Cash cost*	41.40	31.84	40.45	44.55
Depreciation, depletion and amortization	13.72	16.72	12.99	9.45

Cost of goods sold and operating expenses	55.12	48.56	53.44	54.00

Sales margin	$9.33	$38.15	$10.25	$44.69

*	Cash cost per tonne is defined as Cost of goods sold and operating expenses per tonne less Depreciation, depletion and amortization per tonne.

Fourth-quarter 2009 Asia Pacific Iron Ore sales volume increased 21% to 2.1 million tonnes, compared with 1.7 million tonnes in the 2008 fourth quarter. The increase was primarily the result of Cliffs’ operating team increasing production to record levels in order to take advantage of strong steel demand in Asia during the quarter.

Revenue per tonne for the fourth quarter decreased 26% to $64.45, compared with $86.71 in the prior year. Per-tonne cost in Asia Pacific Iron Ore during the quarter, which increased 14% from the previous year to $55.12, was negatively impacted by approximately $14 per tonne related to unfavorable exchange rate movements of the Australian dollar compared with the U.S. dollar. Adjusting for this impact, Asia Pacific Iron Ore achieved a 15% reduction in cost of goods sold per tonne.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Full-year sales volume increased 9% to 8.5 million tonnes, compared with 7.8 million tonnes in 2008. Revenue per tonne for 2009 of $63.69 decreased 35%, with cost per tonne of $53.44 down 1%, compared with 2008. Full-year cost per tonne in 2009 benefited from approximately $4 per tonne due to a lower average exchange rate during the year compared with 2008.

Asia Pacific Iron Ore Production

	(In millions) (1)
	Three Months Ended Dec. 31,		Year Ended Dec. 31,
Mine	2009	2008	2009	2008
Koolyanobbing Complex	2.2	2.0	8.3	7.3
Cockatoo Island Joint Venture*	—	—	—	0.4

Total Asia Pacific Iron Ore Production	2.2	2.0	8.3	7.7

(1)	Tonnes of Lump or Fines of 2,205 pounds
*	Reflects Cliffs Natural Resources Pty Ltd 50% share

Fourth-quarter production in Asia Pacific Iron Ore was 2.2 million tonnes, up 10% when compared with the fourth quarter of 2008. Full-year production in 2009 was 8.3 million tonnes, up 8% compared with 7.7 million tonnes in 2008.

Sonoma Coal

In the fourth quarter of 2009, Cliffs’ share of sales volume for its 45% economic interest in the Sonoma Coal Project was 405,000 tonnes. Revenues and sales margin loss generated for Cliffs were $33.1 million and $2.7 million, respectively. Cliffs noted that unfavorable exchange rate variances during the quarter impacted costs at Sonoma by $9.3 million.

Cliffs’ share of sales volume for the full year was 1.4 million tonnes. Revenues and sales margin generated during the year were $144.7 million and $21.4 million, respectively.

Amapá Iron Ore

Cliffs has a 30% ownership interest in the Amapá Iron Ore Project. During the fourth quarter, Amapá produced approximately 900,000 tonnes. Equity loss related to the project was $8 million in the quarter and $62 million for the year. Cliffs’ total cash contributions for the year were approximately $70 million, which includes approximately $11 million in capital spending.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs Natural Resources Global Exploration Group

As noted above, in 2009, Cliffs established a Global Exploration Group to form partnerships with mining and exploration companies around the world. This group is responsible for understanding the size, scope and quality of these companies’ mineral deposits and assessing their commercial viability. In 2010, Cliffs expects to invest $25 million to $30 million in exploration and development activities with the objective of securing potentially significant future reserves.

Liquidity

At year-end, Cliffs had $502.7 million of cash and cash equivalents, with no borrowings drawn on its $600 million revolving credit facility. For the year, Cliffs generated more than $185 million in cash from operations. The Company typically collects cash at year-end in its North American Iron Ore business for shipments that will not occur until the following year. At the end of 2009, one of the Company’s customers did not pay $148 million that was due by Dec. 31, 2009, under the terms of the contract. The customer did pay the full amount on Jan. 4, 2010, but the cash is not reflected on the year-end balance sheet or included in cash flow.

Major uses of cash in 2009 included approximately:

•	$116 million for capital expenditures;

•	$70 million in contributions to fund Amapá; and,

•	$27 million to fund investments in various ventures including Cliffs’ initial investment in Freewest Resources, renewaFUEL, KWG Resources and other global exploration efforts.

The Company had $525 million in long-term borrowings, comprised of a $200 million term loan due in 2012, and $325 million in Senior Notes in two tranches due in 2013 and 2015, respectively.

Outlook

Cliffs expects continued stabilization of the macroeconomic environment throughout 2010 and corresponding improvements for steelmaking raw material demand. The Company noted that annual price settlements for iron ore products in 2010 are not yet concluded. As such, Cliffs is using the following assumptions based on an average of widely published industry analyst estimates to provide expectations for its iron ore businesses. Cliffs’ iron ore businesses use

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

settlement prices as factors in determining individual customer pricing. Average realized price will be impacted by any deviation from the following assumptions:

•	Increases of 40% for world blast furnace iron ore pellet price settlements;

•	Increases of 35% and 30%, respectively, for Australian lump and fines benchmark price settlements; and,

•	North America hard coking coal prices of $125 per short ton FOB mine.

Based on the above assumptions, the following table provides a summary of Cliffs’ 2010 guidance for its three business segments (with further detail below):

2010 Outlook Summary
	North American Iron Ore		North American Coal		Asia Pacific Iron Ore
	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook
Sales volume (million tons/tonnes)	25.0	23.0	3.4	3.0	8.5	8.5

Revenue per ton/tonne	$90 - $95	—	$115 - $120	—	$80 - $85	—

Cost per ton/tonne	$65 - $70	—	$105 - $110	—	$50 - $55	—

North American Iron Ore Outlook

For 2010, Cliffs said it is increasing sales volume expectations to approximately 25 million tons, up from a previous expectation of 23 million tons, due to improving demand from customers.

The Company used a number of widely published analyst estimates, which call for an average 40% increase in blast furnace pellet pricing settlements, in providing guidance on average revenue per ton in its North American Iron Ore segment. Applying this assumption, along with a 2010 range for hot band steel pricing of $550 - $650 per ton and no inflation for any other factors contained in its current supply agreements, Cliffs expects revenue per ton in North American Iron Ore to be $90 - $95. This expectation also considers the contractual base price changes, lag year adjustments and pricing caps and floors contained in Cliffs’ North American Iron Ore supply agreements. Actual realized average revenue per ton will ultimately depend on sales volume levels and customer mix, blast furnace pellet price settlements, production input costs and/or steel prices (all of which are factors in the Company’s formula-based pricing in the North American Iron Ore business segment).

In addition, Cliffs said the following approximate sensitivities would impact its actual realized price:

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

•

For every 10% change from the above average analyst expectation for blast furnace pellet price settlements, Cliffs would expect its average realized revenue per ton in North American Iron Ore to change by $4 - $5; and,

•	For every $25 change from the estimated 2010 hot rolled steel prices noted above, Cliffs would expect its average revenue per ton in North American Iron Ore to change by $0.40.

Cliffs said it expects 2010 production of approximately 25 million tons in its North American Iron Ore business segment. At this production level, 2010 cost per ton is expected to be $65 - $70. This expectation includes a $5 per ton benefit from increased volume, offset by increased costs related to the Wabush Mines acquisition, increases in labor costs as well as maintenance spending that was deferred in 2009.

North American Coal Outlook

In its North American Coal business segment, Cliffs said it is increasing its sales volume expectations to approximately 3.4 million tons, up from a previous expectation of 3.0 million tons.

Cliffs begins 2010 with approximately 1.4 million tons of coal priced and under contractual obligation, or approximately 40% of its current annual production guidance. This coal is priced at an average of $110 per ton, which includes production earmarks to fulfill obligations for 2009 international contracts ending March 31, 2010. Cliffs indicated approximately 30% of its 2010 production volume is committed, but not yet priced, as benchmark pricing has not yet settled. The Company currently expects to sell the remaining 30% of uncommitted production on a spot basis throughout the year.

In 2010, Cliffs anticipates cost per ton for the year of approximately $105 - $110, with approximately $14 per ton comprised of depreciation, depletion and amortization.

Asia Pacific Iron Ore Outlook

Asia Pacific Iron Ore 2010 sales volume is expected to be 8.5 million tonnes, with production of 8.6 million tonnes. With annual price settlements for iron ore in 2010 not yet concluded, Cliffs used an average industry analyst estimate of an increase for Australian lump and fines benchmark price settlements of 35% and 30%, respectively, in providing guidance on average revenue per tonne in its Asia Pacific Iron Ore business segment. With these estimates, Cliffs expects 2010 revenue per tonne in Asia Pacific Iron Ore to be $80 -$85 and costs per tonne to be approximately $50 - $55.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Outlook for Sonoma Coal and the Amapá Iron Ore Project

Cliffs has a 45% economic interest in Sonoma Coal. In 2010, the Company expects total production of approximately 3.3 million tonnes. Sonoma expects sales volume of 3.5 million tonnes with an approximate 65%/35% mix between thermal and metallurgical coal, respectively. Cliffs anticipates average revenue per tonne for Sonoma in 2010 to be $85 - $90. Per-tonne costs at Sonoma are expected to be $80 - $85.

Cliffs has a 30% interest in the Amapá Iron Ore Project. In 2010, assuming a 30% increase in iron ore pricing settlements for iron ore concentrate products, Cliffs expects to report an equity loss of approximately $10 million to $20 million.

SG&A Expenses and Other Expectations

SG&A expenses are anticipated to be approximately $130 million in 2010. As described above, Cliffs intends to incur costs of approximately $25 million to $30 million related to its global exploration efforts. The Company anticipates an effective tax rate of approximately 24% for the year and depreciation and amortization of approximately $275 million.

Cliffs recently completed its previously announced acquisition of Freewest Resources and, under the terms of the acquisition agreement, issued approximately 4.2 million shares. As a result, the Company currently has total diluted shares outstanding of approximately 136 million.

2010 Capital Budget and Other Uses of Cash

Based on the above guidance, Cliffs expects to generate more than $900 million in cash from operations in 2010. The Company expects capital expenditures of approximately $200 million, comprised of approximately $110 million in sustaining capital and approximately $90 million earmarked for expansion, including the following projects:

•	$40 million related to installation of a new long-wall mining system at the Pinnacle Mine in West Virginia, which is expected to be complete in the fourth quarter of 2010;

•	$15 million related to an upgrade of the Pinnacle Complex Preparation Plant, which is expected to be complete in the third quarter of 2011; and,

•	$20 million related to installing a new mine shaft closer to current mining areas at Oak Grove Mine in Alabama, which is expected to be complete in the first quarter of 2011.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Combined, the above projects are anticipated to enable future production from Cliffs North American Coal assets to ramp to 5.0 million tons annually from an expectation of 3.4 million tons in 2010. Other expected uses of cash in 2010 include, approximately:

•	$90 million related to the acquisition of Cliffs’ partners’ 73.2% interest in Wabush Mines;

•	$30 million for Cliffs’ investment in the Amapá Project, including expected losses and capital spending;

•	$70 million related to reduction of Cliffs’ debt obligation at the Amapá Project;

•	$15 million related to renewaFUEL’s build-out of its first commercial-scale production facility in Michigan; and,

•	$10 million related to Cliffs’ recently acquired chromite project in Ontario, Canada.

Cliffs Natural Resources will host a conference call to discuss its fourth-quarter and full-year 2009 results tomorrow, Feb. 18, 2010, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website at www.cliffsnaturalresources.com. A replay of the call will be available on the website for 30 days.

To be added to Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, we are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Canada and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The Latin American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Other projects under development include a biomass production plant in Michigan and Ring of Fire chromite properties in Ontario, Canada. Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:

http://www.cliffsnaturalresources.com or

www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: the impact of the global economic crisis on the North American and global integrated steel industry; the length and extent of any potential and current production curtailments at both our customer’s facility and at our iron ore and coal mining operations; changes in the sales volumes or mix; the impact of any increases or decreases in international prices for iron ore and/or metallurgical coal resulting from the global economic crisis; the impact of price-adjustment factors on the Company’s sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of float capacity; the impact of the global economic crisis on our ability to maintain adequate liquidity and on our ability to access capital market; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; problems with productivity, third party contractors, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs; the ability to identify, acquire and integrate strategic acquisition candidates; risks associated with operations in multiple countries and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K, Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

steve.baisden@cliffsnr.com

Christine Dresch

Manager – Corporate Communications

(216) 694-4052

christine.dresch@cliffsnr.com

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

MEDIA CONTACTS:

Dale Hemmila

District Manager, Public Affairs-Michigan

906-475-3870

Maureen Talarico

District Manager, Public Affairs-Minnesota

218-279-6120

James Kosowski

District Manager, Public Affairs-West Virginia and Alabama

304-256-5224

— FINANCIAL TABLES FOLLOW —

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED OPERATIONS

	(In Millions, Except Earnings Per Share Amounts)
	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$772.1	$850.4	$2,216.2	$3,294.8
Freight and venture partners’ cost reimbursements	48.4	65.9	125.8	314.3

	820.5	916.3	2,342.0	3,609.1
COST OF GOODS SOLD AND OPERATING EXPENSES	(645.5)	(630.4)	(2,033.1)	(2,449.4)

SALES MARGIN	175.0	285.9	308.9	1,159.7
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	1.3	5.7	4.8	21.7
Selling, general and administrative expenses	(37.1)	(50.2)	(120.7)	(188.6)
Terminated acquisition costs	—	(90.1)	—	(90.1)
Gain on sale of assets	11.7	1.7	13.2	22.8
Casualty recoveries	—	—	—	10.5
Miscellaneous - net	4.7	(5.7)	24.0	2.9

	(19.4)	(138.6)	(78.7)	(220.8)

OPERATING INCOME	155.6	147.3	230.2	938.9
OTHER INCOME (EXPENSE)
Changes in fair value of foreign currency contracts, net	0.9	(93.9)	85.7	(188.2)
Interest income	3.1	8.4	10.8	26.2
Interest expense	(9.7)	(12.1)	(39.0)	(39.8)
Impairment of securities	—	(25.1)	—	(25.1)
Other non-operating income	3.5	0.9	2.9	4.3

	(2.2)	(121.8)	60.4	(222.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	153.4	25.5	290.6	716.3
INCOME TAX BENEFIT (EXPENSE)	(35.4)	29.4	(20.8)	(144.2)
EQUITY LOSS FROM VENTURES	(9.9)	(8.9)	(65.5)	(35.1)

NET INCOME	108.1	46.0	204.3	537.0
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO
NONCONTROLLING INTEREST	(0.1)	(7.9)	(0.8)	21.2

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	108.2	53.9	205.1	515.8
PREFERRED STOCK DIVIDENDS	—	—	—	(1.1)

INCOME APPLICABLE TO COMMON SHARES	$108.2	$53.9	$205.1	$514.7

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$0.83	$0.48	$1.64	$5.07

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$0.82	$0.47	$1.63	$4.76

AVERAGE NUMBER OF SHARES
Basic	130.9	113.1	125.0	101.5
Diluted	131.7	113.8	125.8	108.3

CASH DIVIDENDS PER SHARE	$0.0875	$0.0875	$0.2550	$0.3500

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	Dec. 31, 2009	Dec. 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$502.7	$179.0
Accounts receivable	103.5	68.5
Inventories	272.5	265.4
Supplies and other inventories	102.7	101.2
Deferred and refundable income taxes	61.4	54.8
Derivative assets	51.5	76.9
Other current assets	66.9	115.9

TOTAL CURRENT ASSETS	1,161.2	861.7
PROPERTY, PLANT AND EQUIPMENT, NET	2,592.6	2,456.1
OTHER ASSETS
Marketable securities	88.1	25.4
Investments in ventures	315.1	305.3
Goodwill	74.6	2.0
Intangible assets, net	114.8	109.6
Long-term receivables	49.8	33.4
Deferred income taxes	151.1	251.2
Deposits and miscellaneous	92.0	66.4

TOTAL OTHER ASSETS	885.5	793.3

TOTAL ASSETS	$4,639.3	$4,111.1

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$178.9	$201.0
Accrued employment costs	78.4	98.9
Income taxes payable	6.1	99.3
State and local taxes payable	35.1	45.5
Below-market sales contracts - current	30.3	30.3
Accrued expenses	77.4	46.1
Deferred revenue	105.1	86.8
Derivative liabilities	—	194.3
Other current liabilities	59.1	42.7

TOTAL CURRENT LIABILITIES	570.4	844.9
POSTEMPLOYMENT BENEFIT LIABILITIES	445.8	448.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	124.3	104.9
DEFERRED INCOME TAXES	70.8	67.3
LONG-TERM DEBT	525.0	525.0
BELOW-MARKET SALES CONTRACTS	153.3	183.6
OTHER LIABILITIES	212.7	183.4

TOTAL LIABILITIES	2,102.3	2,357.1
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK - ISSUED 172,500 SHARES 205 SHARES OUTSTANDING IN 2008	—	0.2

EQUITY
CLIFFS SHAREHOLDERS’ EQUITY	2,542.8	1,750.5
NONCONTROLLING INTEREST	(5.8)	3.3

TOTAL EQUITY	2,537.0	1,753.8

TOTAL LIABILITIES AND EQUITY	$4,639.3	$4,111.1

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544